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SANCTUARY WOODS MULTIMEDIA CORPORATION
EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER SHARE

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

                                               THREE MONTHS ENDED
                                          -----------------------------
                                             JUNE 30,        JUNE 30,
                                               1997            1996


Net Income (Loss)                          $ (1,286,822)        342,978
                                           ============    ============

Primary shares outstanding:
 Common shares                                1,959,087       1,165,308
 Performance shares held in escrow                             (200,000)
 Stock options and warrants                                      47,965
                                           ------------    ------------

Total                                         1,959,087       1,013,273
                                           ============    ============

Primary net income (loss) per share        $      (0.66)   $       0.34
                                           ============    ============

FULLY DILUTED NET LOSS PER SHARE

Net Income (Loss)                          $ (1,286,822)   $    342,978
                                           ============    ============

Fully diluted shares outstanding:
 Common Shares                                1,959,087       1,165,308
 Stock options and warrants                                      48,833
                                           ------------    ------------

Total                                         1,959,087       1,214,141
                                           ============    ============

Fully diluted net income (loss) per share  $      (0.66)   $       0.28
                                           ============    ============

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